Exhibit 4.15

Exclusive Business Cooperation Agreement

THIS EXCLUSIVE BUSINESS COOPERATION AGREEMENT (hereinafter “Contract”) was made and entered into by and between the following two Parties in Beijing Municipality, China on February 5, 2010:

THE PARTIES:

QIGI&BODEE International Technology (Beijing) Limited (hereinafter “WFOE”), a wholly foreign-owned enterprise established and existing according to the laws of the People’s Republic of China, with the current domicile of F/3, Building 1, No.13, Yongchang North Road, Beijing Technology Development Zone, Beijing Municipality, China;

and

QIGI&BODEE Technology (Beijing) Co., Limited (hereinafter “QIGI TECHNOLOGY”), a limited liability company established and existing according to the laws of the People’s Republic of China, with the current domicile of Room 1410, Office Building, No.76, Zhichun Road, Haidian District, Beijing Municipality, China.

WHEREAS,

1.	QIGI TECHNOLOGY is an enterprise engaged in the research & development, manufacture and marketing of smart phone products within the territory of China;

2.	WFOE is an enterprise engaged in the development of mobile communication equipments (including GSM, CDMA, DSC1800, DECT and IMT200 mobile phones, base stations, exchange equipment and digital trunking systems), technology development, technology transfer and technology consultation; and

3.	WFOE agrees to, during the valid term of this Contract, take full advantage of its human resources, technologies and information, to provide QIGI TECHNOLOGY with exclusive support (including technologies and consultations, etc.) services in aspects of business operations and enterprise management, and QIGI TECHNOLOGY agrees to accept consultations and services provided by WFOE or its designee according to the relevant stipulations hereof.

THEREFORE, with respect to the aforesaid matters, the Parties hereto hereby agree as follows:

1.	In accordance with the terms and conditions under this Contract, QIGI TECHNOLOGY hereby entrusts WFOE to, during the valid term hereof and as its exclusive service provider, supply to it the overall business support consulting and services, which refers to all the services WFOE supplies from time to time within the business scope, including but not limited to technology services, technology cooperation development, business consulting, market consulting, product research & development and system maintenance, etc.

2.	QIGI TECHNOLOGY accepts the consultations and services as supplied by WFOE. QIGI TECHNOLOGY further agrees that, during the valid term hereof, QIGI TECHNOLOGY may not accept any service and/or support as supplied by any third party which are/is the same or similar to the service and/or support as agreed under this Contract without the prior written consent of WFOE. And the Parties hereto agree that, WFOE may appoint another party (such appointed party may execute certain agreements as provided in Article 3 hereof) to supply to QIGI TECHNOLOGY the service and/or support as agreed under this Contract.

3.	Mode of Service Supply

3.1	The Parties hereto agree that, during the valid term hereof, the Parties hereto may directly or through their respective affiliated parties further execute the relevant technology service agreements and consultation service agreements, so as to provide for the specific contents, mode and personnel, etc., of various technology services and consultation services.

3.2	For the purpose of better performing this Contract, the Parties hereto agree that, during the valid term hereof, the Parties hereto may directly or through their respective affiliated parties execute agreements on equipment lease, asset lease and personnel-borrowing according to the actual demand of business progress at any time, and thereupon WFOE will supply the relevant equipment, assets and personnel to QIGI TECHNOLOGY for its use.

4.	Service Price, Payment Method and Financial Supervision

4.1	Although Article 1 hereof provides that WFOE will supply QIGI TECHNOLOGY with the overall business support consulting and services, the Parties hereto may, now or in future, execute a series of relevant specific contracts with respect to these overall business support consulting and services, and include such specific contracts as the annexes hereto. QIGI TECHNOLOGY shall pay the corresponding fees for the consultation and service provided by WFOE under this Contract (and its annexes), and such fees shall include the fees that relevant parties shall respectively pay under the said series of relevant specific contracts as executed thereby now or in future according to Article 3 hereof (hereinafter collectively “Service Fees”).

The Parties hereto agree that, as the basic principle of calculating the above Service Fees, the Service Fees that QIGI TECHNOLOGY will pay to WFOE under this Contract (and its annexes) shall be deemed as the net income that QIGI TECHNOLOGY and its affiliated enterprises (which are directly or indirectly controlled by QIGI TECHNOLOGY or whose interest is shared by QIGI TECHNOLOGY) obtain by means of various commercial operations. And as the basic principle of Service Fees payment, the Service Fees as provided for in this Article shall be paid by QIGI TECHNOLOGY to WFOE in a lump sum within fifteen (15) days upon the completion of each quarter.

The Service Fees as provided for in this Article do not include the expenses actually incurred by the personnel dispatched by WFOE (if any) and shall be born by QIGI TECHNOLOGY, including but not limited to the business travel fees, accommodation fees and proper labor costs, etc. In addition, QIGI TECHNOLOGY shall reimburse the expenses (if any) actually incurred during the course of WFOE’s supplying the service to QIGI TECHNOLOGY, including but not limited to the communication fees and document handling fees, etc.

4.2	QIGI TECHNOLOGY shall keep the complete financial reports and relevant records, which WFOE may check at any time it thinks fit. Meanwhile, QIGI TECHNOLOGY is obliged to supply to WFOE the quarterly financial reports and the annual financial reports that have been audited by the Chinese Certified Public Accountant. Moreover, WFOE is entitled to, at its own expenses, appoint a qualified accountant firm to audit QIGI TECHNOLOGY from time to time, and on the premise that the normal business is not influenced, QIGI TECHNOLOGY shall give the active cooperation thereto.

5.	Intellectual Property Right and Confidentiality Clause

5.1	For any rights, ownerships, benefits and intellectual properties (including but not limited to the copyrights, patents, patent application rights, trademarks, softwares, technical secrets and trade secrets, etc.) arising from or created in the course of performance of the Contract, regardless of being developed by WFOE or QIGI TECHNOLOGY, WFOE will enjoy the proprietary and exclusive right and interest thereof, including but not limited to the application right and ownership of the intellectual properties(if practical).

5.2	The Parties hereto acknowledge and confirm that any and all oral or written materials as exchanged during the performance hereof belong to confidential materials. Both the Parties hereto shall keep such materials confidential, and without the prior written consent of the other party, neither Party hereto may disclose any relevant material to any third party, subject to the following exceptions: (a) the public are aware of or will become aware of such materials (but not as a result of disclosure by either Party hereto without the consent of the other Party); (b) the materials are requested to be disclosed by the relevant laws, regulations and stock trading rules or ordinances; or (c) either Party hereto needs to disclose the materials to its legal or financial advisors for the purpose of the transactions provided in this Contract, and such legal or financial advisors commit themselves to bear the confidentiality obligation similar to those hereof. The disclosure by any personnel of either Party hereto or any institution engaged by either Party hereto shall be deemed as the disclosure by such Party, and in such case, such Party shall be held liable for breach of contract according to this Contract. This confidentiality clause shall remain in force even after termination of this Contract, regardless of the reason for such termination.

6.	Effectiveness and Valid Term

6.1	This Contract is executed and becomes effective on the date first above written, and shall remain effective during the existence of WFOE. If WFOE or QIGI TECHNOLOGY unilaterally terminates this Contract in advance by sending the notice thereon to the other Party in accordance with Article 7 hereof, or if WFOE has completely exercised its right to purchase the assets or equity of QIGI TECHNOLOGY in accordance with the Exclusive Option Agreement as executed on February 5, 2010, this Contract may be terminated earlier.

7.	Termination

7.1	Unless this Contract is renewed in accordance with the relevant stipulations hereof, this Contract will terminate on the expiration date.

7.2	During the valid term hereof, unless WFOE has any gross negligence or commits any fraud, QIGI TECHNOLOGY shall not terminate this Contract in advance, while WFOE may at any time terminate this Contract by giving thirty(30) days’ prior written notice to QIGI TECHNOLOGY.

7.3	After this Contract terminates, the respective rights and obligations of the Parties hereto under Article 5.2, Article 8 and Article 9 hereof will remain valid.

8.	Applicable Laws and Dispute Settlement

The execution, validity, interpretation, performance, modification, termination and dispute settlement of this Contract shall be governed by the laws of the People’s Republic of China. And any and all conflicts, disputes or right claims caused by or in connection with the performance, interpretation, breach, modification, termination or validity hereof shall be settled by the Parties hereto through friendly consultation. The consultation thereon shall forthwith commence upon the Party which has the objection notifying the other Party of the dispute. And if no agreement can be reached within thirty (30) days upon the service of such notice, upon the requirement and notification of the Party that has the objection, the Parties hereto shall be submitted to arbitration. The Parties hereto agree that the dispute will be submitted to China International Economic and Trade Arbitration Commission, which will give the arbitral awards in accordance with the then effective rules. The arbitral awards will be binding on both Parties hereto and the place of arbitration will be Beijing. During the period of dispute settlement, other than with respect to the matters in dispute, the Parties hereto shall continue exercising their respective rights and performing their respective obligations.

9.	Indemnification

QIGI TECHNOLOGY shall indemnify and hold harmless WFOE with respect to any losses, injuries, obligations or expenses as a result of lawsuits, claims or other demands against WFOE that occur or arise from the course of providing consultations and services provided by WFOE at QIGI TECHNOLOGY’s request, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of WFOE.

10.	Notification

10.1	Any and all notices or written communication between the Parties hereto as provided for in this Contract (including but not limited to the offers, documents or notices sent according to this Contract) shall be made in Chinese, and be timely served to the receiving Party by means of the personal delivery, through the a courier service acknowledged by the Parties hereto, or via the facsimile, telegram or telex. And any and all notices shall be served to the addresses as specified herein, unless either Party hereto notifies the other Party of the address change.

10.2	If the notice is sent by means of the personal delivery or through a courier acknowledged by the Parties hereto, the notice shall be deemed to have been actually served on the date of delivery; and if via the facsimile, telegram or telex, the notice shall be deemed to have been served on the first working day following the day as shown in the transmission confirmation sheet.

11.	Transfer

11.1	Without the prior written consent of WFOE, QIGI TECHNOLOGY shall not transfer any of its rights or obligations under the Contract to any third party.

11.2	QIGI TECHNOLOGY hereby agrees that, WFOE may, at any time it thinks necessary, transfer its rights and obligations in this Contract to a third party by giving written notice to QIGI TECHNOLOGY at the time of the transfer, without the need to obtain consent from QIGI TECHNOLOGY.

12.	Severability

In the event that any stipulation, clause, sentence, phrase, word in this Contract is held to be invalid or unenforceable under certain circumstances, such invalidity or unenforceability shall not influence the validity or enforceability of the remaining part hereof, or the implementation of such stipulation, clause, sentence, phrase or word under other circumstances.

13.	Modification

Without the written signatures of both the Parties hereto, no change, modification or supplement hereof will be valid or binding on the Parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed on the date first above written.

Signatories:

QIGI&BODEE International Technology (Beijing) Limited

Authorized representative:	/s/ Xu Enhai
Xu Enhai

Seal:

QIGI&BODEE Technology (Beijing) Co., Limited

Authorized representative:	/s/ Xu Enhai
Xu Enhai

Seal: